Dane Exploration Inc. Announces Proposed Private Placement Offering

February 18, 2014 --- Vancouver, British Columbia --- Dane Exploration Inc. (the “Company”) (OTCBB: DANE) is pleased to announce its board of directors have approved a proposed offering of up to 2,000,000 units of the Company (“Units”), at a price of $0.30 per Unit, for total proceeds of $600,000 in separate concurrent private placement offerings as set forth below.

US Offering

The Company’s board of directors approved a private placement offering (the “US Offering”) of up to 1,000,000 Units pursuant to the provisions of Rule 506(b) of Regulation D of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). Each Unit will consist of one share of the Company’s common stock (a “Share”) and one-half of one share purchase warrant (each a “Warrant”), with each Warrant entitling the holder to purchase one additional Share at a price of $0.30 per Share for a period of one year from the date of issuance.  The US Offering will be made to persons who are “accredited investors” as that term is defined under Regulation D of the U.S. Securities Act.

Foreign Offering

The Company’s board of directors also approved a private placement offering (the “Foreign Offering”) of up to 1,000,000 Units pursuant to the provisions of Regulation S of the U.S. Securities Act.  Each Unit is on the same terms as the U.S. Offering.  The Foreign Offering will be made to persons who are not residents of the United States and are otherwise not “U.S. Persons” as that term is defined in Rule 902(k) of Regulation S of the U.S. Securities Act.

The proceeds of the financing will be used for the ongoing development of the Company’s food service cloud platform as well as for general working capital purposes.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

For additional information please contact:

Dane Exploration Inc.

500 McLeod Trail East - #5178

Bellingham, Washington USA 98226

Dale Murray, CEO and President

Telephone: (954) 778-8211

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management’s current estimates, beliefs, intentions and expectations.  They are not guarantees of future performance. The Company cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company’s control. Such factors include, among other things: risks and uncertainties relating to the Company’s limited operating history, ability to successfully develop its food service cloud portal and raise sufficient financing in order to meet the costs of such development.  Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.